Exhibit 99.1

Finjan Announces License and Settlement Agreement with Proofpoint

EAST PALO ALTO, CA -- 06/08/16 -- Finjan Holdings, Inc. (NASDAQ:FNJN),
a cybersecurity company, and its subsidiary Finjan, Inc. ("Finjan"), today announced that Finjan and Proofpoint have reached a mutually agreed patent license, settlement and release agreement (“the Agreement”).  Specifically, Case No. 3:15-cv-5808-HSG, entitled Finjan, Inc. v. Proofpoint, Inc. and Armorize Technologies, Inc. (collectively “Proofpoint”), pending before the Honorable Haywood S. Gilliam, Jr. in the U.S. District Court for the Northern District of California, was dismissed with prejudice on June 7, 2016.

As part of the settlement, Proofpoint will obtain a license to the Finjan patent portfolio and pay an aggregate of $10.9 million in cash as follows: (A) $4.3 million within three (3) business days of execution of the definitive agreement, which Finjan received on June 6, 2016, (B) $3.3 million on or before January 4, 2017, and (C) $3.3 million on or before January 3, 2018.  The terms of the Agreement are confidential.

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
(650) 282-3245
investors@finjan.com